Exhibit 99.1

News Release www.dcppartners.com
	MEDIA AND INVESTOR RELATIONS CONTACT:	Andrea Attel

May 6, 2013	Phone:	303/605-1741
	24-Hour:	720/235-6433

DCP MIDSTREAM PARTNERS REPORTS SOLID FIRST QUARTER 2013 RESULTS

•	First quarter 2013 Distributable Cash Flow up 40 percent over first quarter 2012

•	Quarterly distribution increase in line with 2013 distribution growth forecast

•	Completed previously announced dropdown of additional 47 percent interest in the Eagle Ford joint venture

•	Successfully raised $1 billion in the equity and debt capital markets

DENVER – DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three months ended March 31, 2013. The table below reflects first quarter 2013 and first quarter 2012 results on a consolidated basis and first quarter 2012 results as originally reported.

FIRST QUARTER 2013 SUMMARY RESULTS

	Three Months Ended
	March 31, (3)
	2013	2012(4)	As Reported in 2012

		(Unaudited)

	(Millions, except per unit amounts)

Net income attributable to partners(1)	$52	$34	$23
Net income per limited partner unit - basic and diluted(1)	$0.48	$0.26	$0.26
Adjusted EBITDA(2)	$94	$102	$84
Adjusted net income attributable to partners(2)	$62	$58	$47
Adjusted net income per limited partner unit(2) - basic and diluted	$0.63	$0.77	$0.77
Distributable cash flow(2)	$77	**	$55

(1)	Includes non-cash commodity derivative mark-to-market losses of $10 million and $23 million for the three months ended March 31, 2013 and 2012, respectively.

(2)	Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

(3)	In March 2012 the Partnership completed the contribution from DCP Midstream, LLC (“DCP Midstream”) of the remaining 67 percent interest in DCP Southeast Texas Holdings, GP. In November 2012 and March 2013 the Partnership completed the contribution from DCP Midstream of a 33 percent interest and an additional 47 percent interest, respectively, in the Eagle Ford joint venture in transactions between entities under common control. These transfers of net assets between entities under common control were accounted for as if the transactions had occurred at the beginning of the period, and prior years were retrospectively adjusted to furnish comparative information similar to the pooling method. In addition, results are presented as originally reported in 2012 for comparative purposes.

(4)	The Partnership recognized $5 million of lower of cost or market adjustments during the three months ended March 31, 2012.

**	Distributable cash flow has not been calculated under the pooling method.

COMPLETED DROPDOWN OF EAGLE FORD JOINT VENTURE

The Partnership completed the dropdown from DCP Midstream of an additional 47 percent interest in the Eagle Ford joint venture for $626 million. The transaction was immediately accretive. This brings the Partnership’s ownership interest in the Eagle Ford joint venture to 80 percent. In addition, as part of the transaction, the Partnership increased its ownership interest in the Goliad Plant and associated infrastructure to 80 percent.

With the completion of both the dropdown and the wholly-owned Eagle Plant, the Partnership has an over 80 percent interest in one of the largest gathering and processing systems in the prolific Eagle Ford shale play.

Eagle Ford highlights include:

•	200 MMcf/day Eagle Plant up and running in March

•	200 MMcf/day Goliad Plant construction on time and on budget

•	Eagle Ford NGLs flowing on Sand Hills

The five existing Eagle Ford joint venture plants, coupled with the Goliad plant and wholly-owned Eagle plant, will result in 1.2 Bcf/d of processing capacity in the area and provide significant incremental cash flow to support the Partnership’s distribution growth forecast.

RECENT HIGHLIGHTS

•	We are on target to deliver on the key elements of our 2013 business plan

–	First quarter 2013 Distributable Cash Flow up 40 percent over first quarter 2012

–	Financial results in line with 2013 Distributable Cash Flow forecast

–	Quarterly distribution increase in line with 2013 distribution growth forecast

•	With the first quarter Eagle Ford drop down, we have completed $2.5 billion of growth since the beginning of 2011 and are on track to deliver approximately $2.7 billion of growth in 2013/2014.

•	Marysville NGL storage project underway

•	Strong capital markets execution positions us well to continue to achieve our growth plans

In summary, our dropdown strategy with DCP Midstream, visible pipeline of organic growth projects, as well as solid financial results, position us well to becoming a large scale fully integrated midstream service provider.

PRESIDENT’S PERSPECTIVE

“We are off to a strong start in 2013, with the completion of the dropdown of an additional 47 percent interest in the Eagle Ford joint venture, the previously announced Marysville storage project, and our strong execution in the capital markets,” said Bill Waldheim, president of the Partnership, “We are excited about the continued execution on our organic growth and are well on our way to deliver $1 billion of dropdowns in 2013.”

CONSOLIDATED FINANCIAL RESULTS

Consolidated results are shown using the pooling method of accounting, which includes the additional 47 percent of the Eagle Ford joint venture for the three months ended March 31, 2013 and includes 80 percent of the Eagle Ford joint venture and the remaining 67 percent of Southeast Texas for the three months ended March 31, 2012. While the Partnership hedges the majority of its commodity risk, prior period results reflect DCP Midstream’s unhedged portion of its ownership interest in Southeast Texas and the Eagle Ford joint venture during those periods. As such, Adjusted EBITDA for the three months ended March 31, 2013 decreased to $94 million from $102 million for the three months ended March 31, 2012, reflecting higher commodity prices in first quarter of 2012.

On April 25, 2013, the Partnership announced a quarterly distribution of $0.70 per limited partner unit. This represents an increase of 1.4 percent over the last quarterly distribution and an increase of 6 percent over the distribution declared in the first quarter of 2012. Our distributable cash flow of $77 million for the three months ended March 31, 2013 provided a 1.4 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted segment EBITDA decreased to $65 million for the three months ended March 31, 2013 from $92 million for the three months ended March 31, 2012, reflecting hedge settlement timing on storage, lower commodity prices and lower volumes across certain of our assets partially offset by higher unit margins attributable to our natural gas storage and pipeline assets.

Results are shown using the pooling method of accounting, which includes the additional 47 percent of the Eagle Ford joint venture for the three months ended March 31, 2013 and includes 80 percent of the Eagle Ford joint venture and 67 percent of Southeast Texas for the three months ended March 31, 2012. These results reflect the unhedged portion of the Southeast Texas and Eagle Ford joint venture associated with DCP Midstream’s ownership interest during those periods.

NGL Logistics — Adjusted segment EBITDA increased to $23 million for the three months ended March 31, 2013 from $12 million for the three months ended March 31, 2012, reflecting the July 2012 dropdown of the Mont Belvieu fractionators, higher margins at the Marysville storage facility and higher throughput on certain of our pipelines.

Wholesale Propane Logistics — Adjusted segment EBITDA increased to $22 million for the three months ended March 31, 2013 from $18 million for the three months ended March 31, 2012, reflecting increased unit margins and the exporting of propane from the Chesapeake terminal, partially offset by a non-cash write off of a discontinued construction project.

CORPORATE AND OTHER

Decreased depreciation and amortization expense for the three months ended March 31, 2013 as compared to the three months ended March 31, 2012, reflects a change in the estimated useful lives of our assets.

CAPITALIZATION

At March 31, 2013, the Partnership had $1,739 million of total debt outstanding comprised of $1,589 million of senior notes and $150 million outstanding under our revolver. Total unused revolver capacity was approximately $850 million. Our leverage ratio pursuant to our credit facility for the quarter ended March 31, 2013, was approximately 3.8 times. Our effective interest rate on our overall debt position, as of March 31, 2013, was 3.7 percent.

COMMODITY DERIVATIVE ACTIVITY

The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

For the three months ended March 31, 2013, commodity derivative activity and total revenues included non-cash losses of $10 million. This compares to non-cash losses of $23 million for the three months ended March 31, 2012. Net hedge cash settlements for the three months ended March 31, 2013 were receipts of $10 million. Net hedge cash settlements for the three months ended March 31, 2012 were receipts of $17 million. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts mitigate a substantial portion of the risk of weakening commodity prices thereby stabilizing distributable cash flows.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss first quarter results on Tuesday, May 7, 2013 at 9:30 a.m. ET. The dial-in number for the call is 1-877-261-8992 in the United States or 1-847-619-6548 outside the United States. A live webcast of the call can be accessed on the Investor section of DCP Midstream Partners’ website at www.dcppartners.com. The conference confirmation number for login is 34677130. The call will be available for replay one hour after the end of the conference until 12:00 a.m. ET on May 21, 2013, by dialing 1-888-843-7419 in the United States or 1-630-652-3042 outside the United States. The replay conference number is 34677130. A replay, transcript and presentation slides in PDF format will also be available by accessing the Investor section of the partnership’s website.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, and adjusted net income per limited partner unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership’s non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long-term, the Partnership’s operating or earnings capacity. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership’s management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership’s ability to make cash distributions to its unitholders and its general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less non-cash commodity derivative gains for that segment, plus depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense for that segment. The Partnership’s adjusted EBITDA equals the sum of its adjusted segment EBITDAs, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as supplemental performance measure by the Partnership’s management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership’s business excluding non-cash commodity derivative gains or losses; and

•

in the case of Adjusted EBITDA, the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per limited partner unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per limited partner unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, or the General Partner, which is wholly-owned by DCP Midstream, LLC, a joint venture between Spectra Energy and Phillips 66. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

CAUTIONARY STATEMENTS

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership’s control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s annual and quarterly reports most recently filed with the Securities and Exchange Commission and other such matters discussed in the “Risk Factors” section of the Partnership’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2013. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP

FINANCIAL RESULTS AND

SUMMARY BALANCE SHEET DATA

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012	As Reported in 2012

	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$668	$790	$487
Transportation, processing and other	63	52	44
Losses from commodity derivative activity, net	-	(5)	(5)

Total operating revenues	731	837	526
Purchases of natural gas, propane and NGLs	(586)	(696)	(431)
Operating and maintenance expense	(45)	(42)	(26)
Depreciation and amortization expense	(20)	(34)	(25)
General and administrative expense	(16)	(19)	(12)
Other expense	(4)	-	-

Total operating costs and expenses	(671)	(791)	(494)

Operating income	60	46	32
Interest expense	(12)	(13)	(13)
Earnings from unconsolidated affiliates	8	6	6
Income tax expense	(1)	(1)	(1)
Net income attributable to noncontrolling interests	(3)	(4)	(1)

Net income attributable to partners	52	34	23
Net income attributable to predecessor operations	(6)	(14)	(3)
General partner’s interest in net income	(15)	(8)	(8)

Net income allocable to limited partners	$31	$12	$12

Net income per limited partner unit—basic and diluted	$0.48	$0.26	$0.26

Weighted-average limited partner units outstanding—basic	65.1	46.9	46.9

Weighted-average limited partner units outstanding—diluted	65.1	47.0	47.0

	March 31, 2013	December 31, 2012	As Reported December 31, 2012

	(Millions)

Cash and cash equivalents	$37	$2	$1
Other current assets	436	366	308
Property, plant and equipment, net	2,606	2,550	1,727
Other long-term assets	767	685	936

Total assets	$3,846	$3,603	$2,972

Current liabilities	$424	$345	$233
Long-term debt	1,739	1,620	1,620
Other long-term liabilities	42	44	35
Partners’ equity	1,439	1,405	1,048
Noncontrolling interests	202	189	36

Total liabilities and equity	$3,846	$3,603	$2,972

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended March 31,
	2013	2012	As Reported in 2012

	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$52	$34	$23
Interest expense	12	13	13
Depreciation, amortization and income tax expense, net of noncontrolling interests	20	32	25
Non-cash commodity derivative mark-to-market	10	23	23

Adjusted EBITDA	94	102	84
Interest expense	(12)	(13)	(13)
Depreciation, amortization and income tax expense, net of non controlling interests	(20)	(32)	(25)
Other	-	1	1

Adjusted net income attributable to partners	62	$58	47

Maintenance capital expenditures, net of reimbursable projects	(7)		(4)
Distributions from unconsolidated affiliates, net of earnings	3		-
Depreciation and amortization, net of noncontrolling interests	19		25
Impact of minimum volume receipt for throughput commitment	2		2
Discontinued construction projects	4		-
Adjustment to remove impact of pooling	(6)		(17)
Other	-		2

Distributable cash flow(1)	$77		$55

Adjusted net income attributable to partners	$62	$58	$47
Adjusted net income attributable to predecessor operations	$(6)	(14)	(3)
Adjusted general partner’s interest in net income	$(15)	(8)	(8)

Adjusted net income allocable to limited partners	$41	$36	$36

Adjusted net income per limited partner unit - basic and diluted	$0.63	$0.77	$0.77

Net cash provided by operating activities	$147	$44	$61
Interest expense	12	13	13
Distributions from unconsolidated affiliates, net of earnings	(3)	-	-
Net changes in operating assets and liabilities	(65)	28	(12)
Net income attributable to noncontrolling interests, net of depreciation and income tax	(4)	(6)	(1)
Discontinued construction projects	(4)
Non-cash commodity derivative mark-to-market	10	23	23
Other, net	1	-	-

Adjusted EBITDA	$94	$102	84

Interest expense, net of derivative mark-to-market and other	(12)		(9)
Maintenance capital expenditures, net of reimbursable projects	(7)		(4)
Distributions from unconsolidated affiliates, net of earnings	3		-
Adjustment to remove impact of pooling	(6)		(17)
Discontinued construction projects	4
Other	1		1

Distributable cash flow(1)	$77		$55

(1)	Distributable cash flow has not been calculated under the pooling method.

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SEGMENT FINANCIAL RESULTS AND OPERATING DATA

(Unaudited)

	Three Months Ended
	March 31,
	2013	As Reported in 2012

	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$77	$55
Distributions declared	$69	$43

Distribution coverage ratio — declared	1.12x	1.28x

Distributable cash flow	$77	$55
Distributions paid	$54	$37

Distribution coverage ratio — paid	1.43x	1.49x

	Three Months Ended
	March 31,

	2013	2012	As Reported in 2012

	(Millions, except per unit amounts)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$39	$40	$22
Non-cash commodity derivative mark-to-market	$9	23	23
Depreciation and amortization expense	$18	31	22
Noncontrolling interests on depreciation and income tax	$(1)	(2)	(1)

Adjusted segment EBITDA	$65	$92	$66

Operating and financial data:
Natural gas throughput (MMcf/d)	2,307	2,282	1,678
NGL gross production (Bbls/d)	114,106	106,137	63,186
Operating and maintenance expense	$38	$35	$18

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$22	$10	$10
Depreciation and amortization expense	$1	2	2

Adjusted segment EBITDA	$23	$12	$12

Operating and financial data:
NGL pipelines throughput (Bbls/d)	84,294	82,695	82,695
Operating and maintenance expense	$4	$4	$4

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$20	$17	$17
Non-cash commodity derivative mark-to-market	$1	-	-
Depreciation and amortization expense	$1	$1	$1

Adjusted segment EBITDA	$22	$18	$18

Operating and financial data:
Propane sales volume (Bbls/d)	33,759	34,379	34,379
Operating and maintenance expense	$3	$3	$3

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	As Reported in Q212	As Reported in Q312	As Reported in Q412	Q113	Twelve months ended March 31, 2013 (As Originally Reported)
	(Millions, except as indicated)

Net income attributable to partners	$79	$1	$64	$52	$196
Maintenance capital expenditures, net of reimbursable projects	(4)	(4)	(6)	(7)	(21)
Depreciation and amortization expense, net of noncontrolling interests	9	15	14	19	57
Non-cash commodity derivative mark-to-market	(65)	23	(2)	10	(34)

Distributions from unconsolidated affiliates, net of earnings	1	(1)	1	3	4
Impact of minimum volume receipt for throughput commitment	2	2	(6)	2	-
Discontinued construction projects	-	-	-	4	4
Adjustment to remove impact of pooling	-	-	-	(6)	(6)
Other	-	(1)	3	-	2

Distributable cash flow	$22	$35	$68	$77	$202

Distributions declared	$49	$53	$54	$69	$225

Distribution coverage ratio — declared	0.44x	0.67x	1.25x	1.12x	0.90x

Distributable cash flow	$22	$35	$68	$77	$202

Distributions paid	$43	$49	$53	$54	$199

Distribution coverage ratio — paid	0.51x	0.72x	1.29x	1.43x	1.02x